SUBSIDIARIES


Kinder Morgan Operating L.P. "A", a Delaware limited partnership.

Kinder Morgan Operating L.P. "B", a Delaware limited partnership.

Kinder Morgan Operating L.P. "C", a Delaware limited partnership.

Kinder Morgan Operating L.P. "D", a Delaware limited partnership.

Kinder Morgan Natural Gas Liquids Corporation, a Delaware corporation.

Kinder Morgan CO2, LLC, a Delaware limited liability company.

Mont Belvieu Associates, a Texas general partnership.

Heartland Partnership, a Texas general partnership.

SFPP L.P., a Delaware limited partnership.

Kinder Morgan Bulk Terminals Inc., a Louisiana corporation.

River Consulting, Inc., a Louisiana corporation.

Western Plant Services, Inc., a California corporation.